SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-12

SUMMIT FINANCIAL SERVICES GROUP, INC.

(Name of Registrant as Specified in Its Charter)

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SUMMIT FINANCIAL SERVICES GROUP, INC.

980 North Federal Highway, Suite 310

Boca Raton, Florida 33432

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON NOVEMBER 5, 2009

To Our Shareholders:

The Annual Meeting of Shareholders (the “Annual Meeting”) of Summit Financial Services Group, Inc., a Florida corporation, will be held on Thursday, November 5, 2009, at 11:00 a.m. Eastern Time at the offices of Akerman Senterfitt, 350 East Las Olas Boulevard, 16th Floor, Ft. Lauderdale, Florida 33301 for the following purposes, as described in the attached Proxy Statement:

1. To elect five members to our Board of Directors to hold office until our next Annual Meeting of Shareholders or until their successors are duly elected and qualified;

2. To ratify the appointment of Moore Stephens Lovelace, P.A., as our independent registered public accounting firm for the fiscal year ending December 31, 2009; and

3. To transact such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

All of the above matters are more fully described in the accompanying Proxy Statement.

The Board of Directors has fixed the close of business on October 1, 2009, as the record date for determining those shareholders entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof.

Important Notice regarding the Availability of Proxy Materials for our Shareholders Meeting to be held on November 5, 2009. The Proxy Statement and a copy of our Annual Report on Form 10-K for the year ended December 31, 2008 are available at www.summitbrokerage.com under Disclosures.

By Order of the Board of Directors,

Steven C. Jacobs

Executive Vice President, Chief Financial Officer and Secretary

Boca Raton, Florida

October 5, 2009

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE PAID ENVELOPE AS PROMPTLY AS POSSIBLE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. SHAREHOLDERS WHO EXECUTE A PROXY CARD MAY NEVERTHELESS ATTEND THE ANNUAL MEETING, REVOKE THEIR PROXY AND VOTE THEIR SHARES IN PERSON.

SUMMIT FINANCIAL SERVICES GROUP, INC.

PROXY STATEMENT

FOR THE ANNUAL MEETING OF SHAREHOLDERS

Summit Financial Services Group, Inc. (“Summit” or the “Company”) is furnishing you this Proxy Statement on behalf of its Board of Directors to solicit proxies for its Annual Meeting of Shareholders (the “Annual Meeting”), and any adjournments or postponements of the Annual Meeting. We plan to hold the Annual Meeting on Thursday, November 5, 2009, at 11:00 a.m. Eastern Time, at the offices of Akerman Senterfitt, 350 East Las Olas Boulevard, 16th Floor, Ft. Lauderdale, Florida 33301. The approximate date that this Proxy Statement, the accompanying Notice of Annual Meeting, and the enclosed Form of Proxy are first being sent to shareholders is on or about October 5, 2009. The Company’s Annual Report on Form 10-K (the “Annual Report”), will be mailed or delivered concurrently with this Proxy Statement. The Annual Report is not to be regarded as proxy soliciting materials. The Company’s principal executive offices are located at 980 North Federal Highway, Suite 310, Boca Raton, Florida 33432.

Matters To Be Considered at the Annual Meeting

At the Annual Meeting, holders of our common stock will consider and vote upon proposals to:

•	elect five members to our Board of Directors to hold office until our next Annual Meeting of Shareholders or until their successors are duly elected and qualified;

•	to ratify the appointment of Moore Stephens Lovelace, P.A., as our independent registered public accounting firm for the fiscal year ending December 31, 2009; and

•	to transact such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

Outstanding Shares; Voting Rights

The Board of Directors has set the close of business on October 1, 2009, as the record date for determining shareholders entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof. The common stock is the only class of securities of the Company entitled to vote. Each share of common stock has one vote. Only shareholders of record as of the close of business as of the record date will be entitled to vote. A list of shareholders entitled to vote at the Annual Meeting will be available at our executive offices, 980 North Federal Highway, Suite 310, Boca Raton, Florida 33432, for a period of ten days prior to the Annual Meeting for examination by any shareholder. As of the record date, there were 25,458,634 shares of common stock issued and outstanding, and 125,000 shares of non-voting Series A Convertible Preferred Stock (the “Series A Preferred Stock”) issued and outstanding.

The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of all of the shares of common stock outstanding on the record date will constitute a quorum, permitting us to conduct business at the Annual Meeting. If you hold your shares in “street name” through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to some or all of the matters to be acted upon. Thus, if you do not give your broker or nominee specific instructions, your shares may not be voted on those matters. Shares represented by such “broker non-votes” will, however, be counted in determining whether there is a quorum. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the Annual Meeting for purposes of a quorum, but will not be counted as votes cast “for” or “against” any given matter. If less than a majority of outstanding shares of common stock entitled to vote are represented at the Annual Meeting, a majority of the shares present at the Annual Meeting may adjourn the Annual Meeting to another date, time or place, and notice need not be given of the new date, time or place if the new date, time or place is announced at the Annual Meeting before an adjournment is taken.

The affirmative vote, either in person or by proxy, of a plurality of the votes cast at the Annual Meeting is required for the election of the directors. This means that nominees who receive the highest number of votes are elected. Abstentions and broker non-votes are not votes cast and are not counted in determining whether a nominee is elected. A properly executed proxy marked to “Withhold Authority” with respect to the election of one or more nominees for director will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum. Shareholders do not have the right to cumulate their votes for directors.

The affirmative vote (either in person or by proxy) of a majority of the shares of our common stock present at the Annual Meeting will be required for the ratification of our independent registered public accounting firm. Abstentions and broker non-votes are treated as shares present or represented and entitled to vote on such matter, and thus will have the same effect as negative votes. A properly executed proxy marked “Abstain” with respect to this matter will not be voted for the ratification, although it will be counted for purposes of determining whether there is a quorum.

As of the record date, our directors and executive officers owned approximately 6,680,000 shares of common stock, representing approximately 26.2% of the outstanding shares of common stock entitled to vote at the Annual Meeting. In addition, Antares Capital Fund III Limited Partnership (“Antares”) has indicated that it intends to vote its 4,000,000 shares of common stock (or approximately 15.7% of the outstanding shares of common stock entitled to vote at the Annual Meeting) in favor of all of such proposals. Accordingly, it is anticipated that the holders of a total of 10,680,000 shares of common stock, or approximately 41.9% of the outstanding shares of common stock entitled to vote at the Annual Meeting, will vote for all of the proposals described above, thus virtually ensuring the approval of such proposals.

Shares of common stock represented by a properly executed proxy received in time to permit its use at the Annual Meeting and any adjournments or postponements thereof will be voted in accordance with the instructions indicated therein. If no instructions are indicated, the shares of common stock represented by the proxy will be voted (a) FOR the election of all five nominees for director, (b) FOR the ratification of our independent registered public accounting firm, and (c) FOR the authorization to act upon such other business as may properly come before the Annual Meeting and any and all adjournments or postponements thereof. We do not anticipate that any of our nominees will be unavailable for election and we do not know of any other matters that may be brought before the Annual Meeting. In the event that any other matter should come before the Annual Meeting or any nominee is not available for election, the persons named in the enclosed proxy will have discretionary authority to vote all proxies not marked to the contrary with respect to such matters in accordance with their best judgment.

You are requested, regardless of the number of shares you hold, to sign the proxy and return it promptly in the enclosed envelope.

Revocability of Proxies

If you grant a proxy, you may revoke your proxy at any time until it is voted by:

•

delivering a notice of revocation to the attention of Steven C. Jacobs, Executive Vice President, Chief Financial Officer and Secretary, Summit Financial Services Group, Inc., 980 North Federal Highway, Suite 310, Boca Raton, Florida 33432;

•	submitting a proxy with a later date prior to the Annual Meeting; or

•	appearing at the Annual Meeting, revoking the proxy and voting in person.

Attendance at the Annual Meeting will not in and of itself revoke a proxy that you submitted prior to the Annual Meeting.

Solicitation of Proxies

The enclosed proxy is solicited on behalf of our Board of Directors. We will bear the cost of the solicitation of proxies and will solicit proxies by mail. In addition, our directors, officers and employees may solicit proxies from shareholders by telephone, in person or any other lawful means. We will make arrangements with brokerage houses and other custodians, nominees and fiduciaries for forwarding proxy solicitation material to the beneficial owners of common stock held of record by those persons, and we will reimburse them for reasonable out-of-pocket expenses.

Security Ownership of Certain Beneficial Owners

The following table sets forth certain information as of October 1, 2009 with respect to the beneficial ownership of common stock by: (i) each executive officer named in the Summary Compensation Table, set forth below; (ii) each director; (iii) each shareholder known by us to be the beneficial owner of more than 5% of the Company’s common stock; and (iv) all executive officers and directors as a group.

Name of Beneficial Owner(1)	No. of Shares (2)		Percentage(2)
Marshall T. Leeds	13,040,336	(3)	40.6%
Steven C. Jacobs	1,618,000	(4)	6.0%
Sanford B. Cohen	390,000	(5)	1.5%
Paul D. DeStefanis	550,000	(6)	2.1%
William L. Harvey	395,000	(7)	1.5%
Antares Capital Fund III Limited Partnership(8)	4,000,000		15.7%
The Equity Group Inc. Profit Sharing Plan & Trust(9)	1,600,000	(9)	6.3%
All executive officers and directors as a group (5 persons)	15,993,336	(10)	46.0%

(1)	Unless otherwise noted, the address of each person or entity listed is 980 North Federal Highway, Suite 310, Boca Raton, Florida 33432.
(2)

Based on 25,458,634 shares outstanding on October 1, 2009, and those additional shares deemed to be outstanding as to a particular person in accordance with applicable law and/or regulations. Shares of common stock issuable upon exercise or conversion of outstanding options, warrants or convertible securities that are exercisable or convertible within 60 days of October 1, 2009, are deemed beneficially owned by a particular person, and are deemed outstanding for computing the percentage of the person holding such options, warrants or convertible securities, but are not deemed outstanding for computing the percentage of any other person. Except as indicated by footnote and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

(3)

Includes 6,640,336 shares of common stock issuable upon exercise of outstanding stock options exercisable within the next 60 days. Also includes 6,400,000 shares of common stock held by Mr. Leeds as Trustee of the Marshall T. Leeds Revocable Trust dated December 29, 2004.

(4)

Includes 1,098,000 shares of common stock issuable upon exercise of outstanding options exercisable within the next 60 days and 440,000 shares issuable pursuant to currently exercisable warrants. Also includes 80,000 shares of common stock owned by Mr. Jacobs and his spouse as tenants by the entireties, and with respect to such shares, Mr. Jacobs and his wife share voting and investment power.

(5)	Includes 390,000 shares of common stock issuable upon exercise of outstanding stock options exercisable within the next 60 days.
(6)

Includes 350,000 shares issuable upon exercise of outstanding stock options exercisable within the next 60 days. Also includes 200,000 shares of common stock owned by Mr. DeStefanis and his spouse as tenants by the entireties, and with respect to such shares, Mr. DeStefanis and his wife share voting and investment power.

(7)	Includes 395,000 shares of common stock issuable upon exercise of outstanding stock options exercisable within the next 60 days.
(8)

Address: 9999 N.E. 2nd Avenue, Suite 306, Miami Shores, Florida 33138. Antares is a Delaware limited partnership whose general partner is Antares Capital Partners III, L.L.C. (“ACP”), a Florida limited liability company. As the general partner, ACP has sole voting authority over Antares’ investments. The managing partners of ACP are Jonathan I. Kislak and Randall Poliner.

(9)

Address: 800 Third Avenue, 36th Floor, New York, NY 10022. The co-trustees of the Equity Group Inc. Profit Sharing Plan & Trust are Robert Goldstein and Loren Mortman, either of whom has voting authority over the Trust’s investments. Does not include 200,000 shares of common stock jointly owned by Ms. Mortman and her spouse.

(10)	Includes 9,313,336 shares issuable upon exercise of outstanding stock options and warrants.

Voting Agreements and Agreements Related to Corporate Governance

When Antares purchased 4,000,000 shares of our common stock on April 11, 2003, it entered into a Stock Purchase Agreement with us and a Co-Sale and Voting Rights Agreement with Marshall T. Leeds. Under those agreements, Antares has certain rights relating to corporate governance matters for so long as Antares owns 2,000,000 of the original 4,000,000 shares of common stock it purchased. Such rights include:

•

the right to appoint or nominate for election a director, which director would also serve on the compensation and audit committees (subject to compliance with applicable law and/or regulation); and further, Mr. Leeds agreed to vote in favor of such appointment or election;

•	the right to have a representative present at meetings of the Board and its committees, which right includes the same access to the Company’s records as a Board member would have;

•

majority approval by the independent directors of certain stock purchases, if any, under $0.25 per share by Mr. Leeds, and if so approved, Antares has the right to participate with Mr. Leeds on a pro-rata basis;

•	the right to participate on a pro-rata basis in any sale of the Company’s stock by Mr. Leeds on the same terms and conditions as any such proposed sale.

Although Antares has a right to designate a nominee to our Board of Directors, it has not done so and has not indicated to us when or if it will do so. However, Antares has exercised its right to have its representatives attend our Board meetings on a regular basis.

PROPOSAL 1 – ELECTION OF DIRECTORS AND MANAGEMENT INFORMATION

The Board of Directors will submit to the shareholders for their vote at the Annual Meeting a slate of directors comprising five nominees, all currently directors.

Nominees

Our bylaws provide that the number of directors may be fixed from time to time by resolution of the Board of Directors, which number shall not be less than one. The number of directors is currently fixed at five. The bylaws provide that vacancies occurring on the Board of Directors may be filled by the affirmative vote of a majority of the remaining directors or by our shareholders. Our executive officers serve at the discretion of the Board of Directors and are elected by our Board of Directors annually.

Under agreements between Antares, Summit and Mr. Leeds, Antares has the right to designate a nominee to the Board of Directors. As of the date of this proxy, Antares has not designated a person to serve on the Board of Directors and has not indicated whether it will do so in the future. However, at such time as Antares designates a representative to serve on the Board, the Board of Directors may increase the number of directors and appoint the Antares’ designee in accordance with our bylaws.

Each director elected at the Annual Meeting will serve for a term expiring at the next Annual Meeting of Shareholders or until a successor has been duly elected and qualified. Marshall T. Leeds, Sanford B. Cohen, Steven C. Jacobs, Paul D. DeStefanis and William L. Harvey have been nominated as directors to be elected by the shareholders at this Annual Meeting, and proxies will be voted for all five nominees, absent contrary instructions. All nominees are currently directors of Summit. The biographical information regarding the nominees for election to our Board of Directors is set forth below under “Executive Officers and Directors.” No nominee is related to any other nominee to the Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” ALL NOMINEES FOR DIRECTORS.

Executive Officers and Directors

Marshall T. Leeds, Chairman of The Board, Chief Executive Officer and President (age 54). Mr. Leeds was elected our President, and re-elected our Chairman and Chief Executive Officer, on February 26, 2004. He holds the same offices and Board membership with Summit Brokerage Services, Inc. (“Summit Brokerage”), our operating subsidiary. Mr. Leeds acquired a controlling interest in Summit on May 22, 2002, whereupon he became our Chairman and Chief Executive Officer. Between October 2001 and March 2002, Mr. Leeds was a private investor. Prior thereto, Mr. Leeds served, between January 2001 and September 2001, as Chairman and Chief Executive Officer of First Union Securities Financial Network, Inc. (now Wells Fargo Advisors Financial Network) (“First Union”) . Prior to joining First Union, Mr. Leeds served, between December 1983 and December 2000, as Chairman, President and Chief Executive Officer of JWGenesis Financial Corp. and its predecessor. JWGenesis Financial Corp. was acquired by First Union on January 1, 2001. Mr. Leeds is a past Chairman of the Regional Investment Bankers Association, Inc. and also serves on the Independent Contractor Firm Committee of the Securities Industry Association.

Steven C. Jacobs, Executive Vice President, Chief Financial Officer, Secretary and a Director (age 48). Mr. Jacobs has been a director of the Company since February 26, 2004, and a director of Summit Brokerage since May 22, 2002. He became our Executive Vice President in February 2003, and assumed the additional duties of our Chief Financial Officer and Secretary in May 2003. He is also a director of and holds the same offices with Summit Brokerage. Prior to joining Summit Brokerage, Mr. Jacobs served, between October 2000 and January 2003, as the Managing Partner of Tucker Ridge Financial Partners, LLC, a private investment banking and financial advisory firm serving emerging growth and middle market companies. For the ten year period prior to founding Tucker Ridge, Mr. Jacobs held several senior executive investment banking positions, including having served, between January 2000 and September 2000, as Managing Director for Union Atlantic, LLC and prior thereto, between March 1998 and December 1999, as Managing Director of Pinnacle Partners, LLC, a private investment banking and financial advisory firm that was acquired by Union Atlantic in December 1999. Immediately following his graduation from the University of Florida in 1982 with a BS in Accounting, Mr. Jacobs held audit, tax and consulting positions with Deloitte & Touche, and subsequent thereto served as Manager of Tax and Special Projects for Microtel, Inc. Mr. Jacobs also served as Chief Financial Officer for Corporate Securities Group, Inc., a FINRA (f/k/a NASD) member broker/dealer.

Sanford B. Cohen, Director (age 53). Mr. Cohen has been a director of the Company since February 2004, and a director of Summit Brokerage since May 22, 2002. Mr. Cohen also serves as the chairman of our compensation committee. Mr. Cohen has also served as a director of JWGenesis Financial Corp. and its predecessor as well as a director of Corporate Securities Group. In 1985, Mr. Cohen founded Prescott Valley Broadcasting Co., Inc., owner of KPPV-FM and KQNA-AM radio stations in Prescott Valley, Arizona, and has been its President since its inception. From 1982 to 1984, Mr. Cohen was Vice President of National Phonecasting Co., a joint venture with Gannett Broadcasting Corp., a private company engaged in telephone broadcasting of financial information. Mr. Cohen received his B.A. degree in Economics in 1979 from Michigan State University.

Paul D. DeStefanis, Director (age 49). Mr. DeStefanis became a director of the Company and Summit Brokerage in February 2004. Mr. DeStefanis also serves as a member of our compensation and audit committees. He has over twenty five years of financial and accounting experience. Mr. DeStefanis is currently a principal of Advanced Business Valuations, a business valuation and litigation support services firm he founded in 1990. Between 1994 and 1996, Mr. DeStefanis served, on a part time basis, as Chief Financial Officer and Treasurer of The Commonwealth Group, a merchant banking and corporate consulting firm. Prior thereto, between 1990 and 1994, Mr. DeStefanis served as Senior Vice President, Treasurer and Chief Financial Officer for Jillian’s Entertainment Corp., a diversified publicly held entertainment company. Between 1982 and 1990, Mr. DeStefanis held various positions with Deloitte & Touche. Mr. DeStefanis graduated from the University of Florida in 1982 with a BS in Accounting. In addition to being a Certified Public Accountant, he is an Accredited Business Valuator (AICPA designation), an Accredited Senior Appraiser (American Society of Appraisers designation) and a Certified Valuation Analyst (NACVA designation). Mr. DeStefanis is also a past member of the National Association of Certified Valuation Analysts’ (NACVA’s) Education Board.

William L. Harvey, Director (age 53). Mr. Harvey became a director of the Company and Summit Brokerage in February 2004. Mr. Harvey also serves as the chairman of our audit committee. He is also a director of Summit Brokerage. Mr. Harvey has over thirty years of financial and accounting experience. Mr. Harvey currently serves as Chief Financial Officer for Interval Leisure Group, Inc. Prior thereto, Mr. Harvey served, between 2006 and 2007, as the Chief Financial Officer for TrialGraphix, Inc. Immediately prior thereto, between 2003 and 2006, Mr. Harvey served as Vice President for LNR Property Corporation. Prior thereto, between 1992 and 2003, Mr. Harvey was Executive Vice President and Chief Financial Officer for Pan Am International Flight Academy, a privately held provider of flight training services. Prior to joining Pan Am, Mr. Harvey was a partner at Deloitte & Touche where he served as a member of the Firm’s National Office SEC Services Department for two years. Mr. Harvey graduated from Florida State University in 1977 with a BS in Accounting and he is also a Certified Public Accountant.

Section 16(a) Beneficial Ownership Reporting Compliance

Except as described below, and based solely upon a review of Forms 3, 4 and 5 that were furnished to us, all of those applicable forms were timely filed by those individuals known to us and who were required to file such forms. No Form 4’s or Form 5’s were filed by Richard Parker in connection with the settlement of certain litigation with us pursuant to which we acquired 3,412,077 shares of our common stock from Mr. Parker in 2008 in exchange for, among other things, approximately $670.000.

Board Meetings and Committees

Our Board of Directors held 5 meetings during our fiscal year ended December 31, 2008. Our Board of Directors has determined that all of our directors, other than Messrs. Leeds and Jacobs, are independent under Nasdaq Stock Market Rule 4200(a)(15). During our fiscal year ended December 31, 2008, no director attended less than 75% of the aggregate number of Board of Directors meetings held or meetings of committees on which they served. The Board of Directors has a compensation committee and an audit committee. It does not have a formal nominating committee.

We encourage all of our directors to attend our Annual Meeting of Shareholders. We generally hold a Board of Directors meeting immediately following our Annual Meeting of Shareholders. All of our directors attended the last Annual Meeting of Shareholders, which was held on November 18, 2008.

Compensation Committee. Paul D. DeStefanis and Sanford B. Cohen are currently the members of our compensation committee. The compensation committee is responsible for establishing the compensation of the Chief Executive Officer and other executive officers, including salary, bonuses, termination arrangements, stock options and other incentive compensation and executive officer benefits. The compensation committee administers our compensation program which consists of two components, base salary and incentives. The components are intended to attract, motivate, reward and retain our executive officers. Base salaries are intended to be consistent with competitive pay practices of similarly sized companies in our industry after taking into account, among other things, levels of responsibility, job performance, competitive trends, our financial performance and general economic conditions. Incentives, in the form of the issuance of stock options, is based, in part, on an individual’s performance and potential contribution to our growth and profitability, The compensation committee does not have a written charter. The compensation committee met once during fiscal 2008. Immediately after the Annual Meeting, it is anticipated that Paul D. DeStefanis and Sanford B. Cohen will be reappointed to the compensation committee by our Board. In addition to the foregoing persons, we have agreed, subject to applicable law and/or regulation, to appoint the Board member designee of Antares, assuming Antares designates such an individual, to the compensation committee.

Audit Committee. The members of our audit committee are currently Paul D. DeStefanis and William L. Harvey, who serves as the committee’s chairman. The primary purpose of the audit committee is to assist the Board of Directors in its oversight of our internal controls and financial statements and the audit process. In addition, the audit committee assists the Board of Directors in the selection of our independent auditors and the fees to be paid to the independent auditors. Messrs. DeStefanis and Harvey are considered “independent” as that term is defined in Nasdaq Stock Market Rule 4200(a)(15) of the NASD. Further, the Board of Directors has determined that the audit committee has at least one financial expert, who is William L. Harvey. The audit committee met four times in fiscal 2008. The report of the audit committee is included below. Immediately after the Annual Meeting, it is anticipated that Paul D. DeStefanis and William L. Harvey will be reappointed to the audit committee by the Board. In addition to the foregoing persons, we have agreed, subject to applicable law and/or regulation, to appoint to the audit committee a Board member designee of Antares, assuming Antares elects to designates such an individual. A copy of the audit committee’s written charter was attached as an exhibit to our proxy statement for last year’s annual meeting of our shareholders held on November 18, 2008.

Nominating Committee. We do not have a formal nominating committee. We will consider proposed nominees for election to the Board of Directors whose names are submitted to our Corporate Secretary by shareholders; however, we do not have a formal process for that consideration. We have not to date adopted a formal process given the Company’s size and given the historically small number of proposed nominees. We believe it is desirable to be flexible and open as to whom the Board might consider for Board membership. Generally, however, our Board member selection criteria include: integrity; high level of education and/or business experience; broad-based business acumen; understanding of our business and industry; strategic thinking and willingness to share ideas; ability to work as a constructive member of a team for the benefit of shareholders; network of contacts; and diversity of experiences, expertise and background. Director nominees have normally been identified based upon suggestions by outside directors, management members and/or shareholders. Proposed nominees are not evaluated differently depending upon who has made the proposal. All of our Board members will participate in the consideration of any proposed nominees. We have not to date paid any third party fees to assist in this process.

If a shareholder wishes to suggest a proposed name for consideration as a nominee for Board membership at an Annual Meeting, the name of that nominee and related personal and other information, as indicated in our bylaws, should be forwarded to us, in care of the Company’s Corporate Secretary, at least 120 days before the Annual Meeting to assure time for meaningful consideration by the Board. That time frame is shortened when the Annual Meeting is scheduled for a date that varies more than 30 days from the anniversary date of the last Annual Meeting. See also “Shareholder Proposals” for requirements for nominations for the next Annual Meeting.

Shareholder Communications to the Board

The Board of Directors does not have a formal process for shareholders to send communications to the Board. Due to the infrequency of shareholder communications to the Board, the Board does not believe that a formal process is necessary. Written communications to the Board, or any member of the Board, may be sent to the Board, or the individual Board member, at the Company’s executive offices at 980 North Federal Highway, Suite 310, Boca Raton, Florida 33432, and the Company will promptly circulate such communications to all members of the Board (or to those particular directors to whom such communication is specifically addressed). Such communications will be screened to the extent necessary in order to ascertain the intended recipients or appropriate recipients among the members of the Board.

Executive Compensation

The following table sets forth all compensation awarded to, earned by, or paid by the Company during the fiscal years ended December 31, 2007, and 2008 to our Chief Executive Officer and any executive officer who received compensation in excess of $100,000 for the last completed fiscal year (each a “Named Executive Officer”).

SUMMARY COMPENSATION TABLE

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)		Stock Awards ($) (e)	Option Awards ($) (f)	Non-equity Incentive Plan Compensation ($) (g)		Nonqualified Deferred Compensation Earnings ($) (h)	All Other Compensation ($) (i)		Total ($) (j)

Marshall T. Leeds, Chairman, Chief Executive Officer & President	2008	$262,500	$—		$—	$10,001	$148,914	(2)	$—	$21,121	(3)	$442,536
	2007	$250,000	$48,400	(1)	$—	$281,402	$200,000	(4)	$—	$21,998	(3)	$801,800

Steven C. Jacobs, Executive Vice President, Chief Financial Officer, Secretary and Director	2008	$178,500	$20,000	(1)	$—	$10,001	$—		$—	$17,921	(5)	$226,422
	2007	$170,000	$20,000	(1)	$—	$13,962	$—		$—	$18,798	(5)	$222,760

(1)	Represents a discretionary bonus.
(2)	Represents non-discretionary bonus amounts accrued in 2008 but not paid until 2009.
(3)	Includes an automobile allowance, employee benefits in the form of health insurance, and club dues.
(4)	Represents non-discretionary bonus amounts accrued in 2007 but not paid until 2008.
(5)	Includes an automobile allowance and employee benefits in the form of health insurance.

As described below, Mr. Leeds is compensated pursuant to the terms of his employment agreement. Option awards in 2008 to both of the Named Executive Officers were determined by our compensation committee, and are described in the following table.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth certain information concerning unexercised options; stock that has not vested and equity incentive plan awards for each Named Executive Officer outstanding as of December 31, 2008.

	Option Awards						Stock awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other That Have Not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)
Marshall T. Leeds	5,600,000	—	(1)		$0.25	3/22/2012
	40,000	—	(1)		$0.40	12/31/2014
	30,000	10,000	(2)		$0.28	12/31/2015
	20,000	20,000	(3)		$0.35	12/31/2013
	235,084	470,168	(4)		$0.32	1/1/2017
	235,084	470,168	(4)		$0.35	1/1/2017
	10,000	30,000	(5)		$0.70	12/31/2014
	—	40,000	(6)		$0.50	12/31/2015

	6,170,168	1,040,336					—	—	—	—

Steven C. Jacobs	20,000	—	(1)		$0.50	3/22/2012
	25,000	—	(1)		$0.50	8/2/2012
	600,000	—	(1)		$0.45	8/7/2013
	5,000	—	(1)		$0.50	12/22/2013
	40,000	—	(1)		$0.40	12/31/2013
	44,000	—	(1)		$0.40	6/1/2014
	6,500	—	(1)		$0.40	12/31/2014
	40,000	—	(1)		$0.40	12/31/2014
	30,000	10,000	(2)		$0.28	12/31/2015
	7,500	2,500	(2)		$0.28	12/31/2015
	20,000	20,000	(3)		$0.35	12/31/2013
	125,000	125,000	(3)		$0.32	12/31/2013
	125,000	125,000	(3)		$0.35	12/31/2013
	10,000	30,000	(5)		$0.70	12/31/2014
	—	40,000	(6)		$0.50	12/31/2015

	1,098,000	352,500					—	—	—	—

(1)	Options were fully vested as of December 31, 2005.
(2)	Options vest 25% on 12/31/06, 12/31/07, 12/31/08 and 12/31/09. The unvested portion of such options are included in column (c) above.
(3)	Options vest 25% on 12/31/07, 12/31/08, 12/31/09, and 12/31/10. The unvested portion of such options are included in column (c) above.

(4)	Options vest 33.3% on 1/1/08, 1/1/09, and 1/1/10. The unvested portion of such options are included in column (c) above.
(5)	Options vest 25% on 12/31/08, 12/31/09, 12/31/10 and 12/31/11. The unvested portion of such options are included in column (c) above.
(6)	Options vest 25% on 12/31/09, 12/31/10, 12/31/11 and 12/31/12. The unvested portion of such options are included in column (c) above.

Director Compensation

In serving on our Board, outside directors receive compensation of $350 for each meeting attended, as well as the grant of stock options from time to time at the discretion of our Board. Additional fees and options may be granted for chairing special committees, such as the audit committee. In connection with their service to the Company, in 2008, each outside director received an option for 75,000 shares of common stock at an exercise price equal to the price of our common stock at the date of the grant. For 2009 and beyond, the number of shares of common stock covered under each option award was increased to 85,000. In addition, the Chairman of our audit committee received an option for an additional 10,000 shares on the same terms and conditions as the other option awards to all outside directors. Our outside directors are reimbursed for their reasonable expenses incurred in attending Board or committee meetings.

The following table sets forth certain information concerning compensation paid to our outside directors during fiscal 2008:

Name (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards ($) (c)	Option Awards ($) (d)		Non-Equity Incentive Plan Compensation ($) (e)	Non-qualified Deferred Compensation Earnings ($) (f)	All Other Compensation ($) (g)	Total ($) (h)
William L. Harvey	$11,400		$29,478	(1)				$40,878
Paul D. DeStefanis	$1,400		$26,010	(2)				$27,410
Sanford B. Cohen	$1,400		$26,010	(3)				$27,410

	$14,200	$—	$81,498		$—	$—	$—	$95,698

(1)	As of December 31, 2008, Mr. Harvey beneficially owned options covering 300,000 shares of the Company’s common stock, all of which had vested. Mr. Harvey was also granted an option, on January 2, 2009, for an additional 95,000 shares, which options vested immediately upon issuance.
(2)	As of December 31, 2008, Mr. DeStefanis beneficially owned options covering 265,000 shares of the Company’s common stock, all of which had vested. Mr. DeStefanis was also granted an option, on January 2, 2009, for an additional 85,000 shares, which options vested immediately upon issuance.
(3)	As of December 31, 2008, Mr. Cohen beneficially owned options covering 305,000 shares of the Company’s common stock, all of which had vested. Mr. Cohen was also granted an option, on January 2, 2009, for an additional 85,000 shares, which options vested immediately upon issuance.

Employment Agreements

Effective January 1, 2007, the Company entered into an employment agreement with Mr. Leeds for his continued service as Chairman of the Board, Chief Executive Officer, and President. Under the terms of the agreement, Mr. Leeds receives a base annual salary of $250,000 (subject to yearly increases of 5%), together with a non-discretionary bonus equal to 10% of the Company’s Earnings (as such term is defined in the employment agreement), subject to a yearly limitation of $200,000 in 2007, $300,000 in 2008 and $400,000 thereafter. Mr. Leeds is also entitled to receive a percentage of the commissions, if any, that he generates. Mr. Leeds also received options to acquire up to 2.5% of the Company’s issued and outstanding shares of common stock at an exercise price of $.32 and up to 2.5% of the Company’s issued and outstanding shares of common stock at an exercise price of $.35, in both cases such amounts being subject to adjustment for additional issuances of common stock over a 12 month period of time. Based on the number of shares outstanding as of January 1, 2007, Mr. Leeds was issued an option to acquire up to 705,252 shares at an exercise price of $.32 and an option to acquire to 705,252 shares at an exercise price of $.35 on January 1, 2007. The initial term of the agreement expires on December 31, 2011, and is automatically renewed annually unless either party elects not to renew at least six months in advance.

Report of the Audit Committee

The following report of the Audit Committee, covering our fiscal year ended December 31, 2008, shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission (“SEC”) or subject to Regulations 14A or 14C of the Commission, or the liabilities of Section 18 of the Exchange Act. Such Report shall not be deemed incorporated by reference into any filing under the Exchange Act or the Securities Act of 1933, as amended, notwithstanding any general incorporation by reference of this Proxy Statement into any other document.

The primary purpose of the audit committee is to assist the Board of Directors in its oversight of Summit’s internal controls and financial statements and the audit process. Summit does have an audit committee charter. The audit committee members are Paul D. DeStefanis and William L. Harvey.

Management is responsible for the preparation, presentation and integrity of Summit’s financial statements, accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm, Moore Stephens Lovelace, P.A., is responsible for performing an independent audit of the consolidated financial statements in accordance with generally accepted auditing standards.

In performing its oversight role, the audit committee has considered and discussed the audited financial statements with management. The committee has also discussed with the independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended. The committee has received the written disclosures and the letter from the independent registered public accounting firm as required by the Public Company Accounting Oversight Board (“PCAOB”) regarding independent auditors communications with the audit committee concerning independence, and has discussed with the independent registered public accounting firm independence.

Based on the review and discussions described in this report, and subject to the limitations on the role and responsibilities of the committee with regard to its oversight functions referred to above, the committee recommended to the Board of Directors that the audited financial statements be included in Summit’s annual report on Form 10-K for the fiscal year ended December 31, 2008 for filing with the SEC.

Respectfully submitted,

THE AUDIT COMMITTEE
William L. Harvey, Chairman
Paul D. DeStefanis

Certain Relationships and Related Transactions

There were no related party transactions during the years ended December 31, 2007 or December 31, 2008.

PROPOSAL 2 – RATIFICATION OF THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Board of Directors will submit to the shareholders for their vote at the Annual Meeting a proposal to ratify the appointment of Moore Stephens Lovelace, P.A. as the Company’s independent registered public accounting firm.

The audit committee of the Company’s Board of Directors, under authority granted by the Company’s Board of Directors, has appointed Moore Stephens Lovelace, P.A. as the Company’s independent registered public accounting firm to examine the Company’s financial statements for the fiscal year ending December 31, 2009, and to render other professional services as required.

The Company’s bylaws do not require that the shareholders ratify the appointment of Moore Stephens Lovelace, P.A. as the Company’s independent registered public accounting firm. The Company is asking its shareholders to ratify this appointment because it believes such a proposal is a matter of good corporate practice. If the shareholders do not ratify the appointment of Moore Stephens Lovelace, P.A., the audit committee will reconsider whether or not to retain Moore Stephens Lovelace, P.A. as the Company’s independent registered public accounting firm, but may determine to do so. Even if the appointment of Moore Stephens Lovelace, P.A. is ratified by the shareholders, the Audit Committee may change the appointment at any time during the year if it determines that a change would be in the best interest of the Company and its shareholders.

A representative of Moore Stephens Lovelace, P.A. is expected to be present at the Annual Meeting. Such representative will have an opportunity to make a statement if he or she desires, and will be available to answer appropriate questions.

The aggregate fees billed by the Company’s independent registered public accounting firm, Moore Stephens Lovelace, P.A., for audit services related to the most recent two fiscal years, and for other professional services billed in the most recent two fiscal years, were as follows:

Audit Fees.

Moore Stephens Lovelace, P.A., our principal accountants, billed us an aggregate of $83,000 and $74,000 for each of the fiscal years ended December 31, 2008 and 2007, respectively, for fees and expenses for professional services rendered in connection with the audits of our financial statements for those fiscal years, reviews of the financial statements included in our quarterly reports on Form 10-Q or 10-QSB during such fiscal years, and services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements during such fiscal years.

Audit-Related Fees.

Our principal accountants were paid $2,335 and $6,800 for audit-related fees in each of the fiscal years ended December 31, 2008 and 2007 for assurance and related services that are reasonably related to the performance of our audit or review of our financial statements.

Tax Fees.

Our principal accountants did not bill us for any services relating to tax compliance, tax advice or tax planning in the fiscal years ended December 31, 2008 and 2007, respectively.

All Other Fees.

Our principal accountants billed us $6,500 and $-0- for all other fees in the fiscal years ended December 31, 2008 and 2007 for products and services other than those products and services described above.

The audit committee has determined that the services provided by the Company’s independent registered public accounting firm and the fees paid to them for such services has not compromised the independence of the Company’s independent auditors.

The audit committee has responsibility for appointing, setting compensation and overseeing the work of Summit’s independent registered public accounting firm. The audit committee has not established pre-approved services and fees but instead the independent registered public accounting firm’s services proposed by management and related estimated fees are reviewed and approved individually. The audit committee’s approval policy consists of having management submit to it for review and approval all audit services to be provided by the independent registered public accounting firm for the next year’s audit and estimated fees for same. Permissible non-audit services and their estimated fees, as they are anticipated during the year, are presented to the audit committee by management for review and approval prior to engagement of the independent registered public accounting firm for such services.

The affirmative vote (either in person or by proxy) of a majority of the shares of the Company’s common stock present at the Annual Meeting will be required to approve the proposal to ratify the Company’s independent registered public accounting firm, and proxies will be voted for this proposal, absent contrary instructions.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE PROPOSAL TO RATIFY THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

SHAREHOLDER PROPOSALS

Shareholders who, in accordance with Rule 14a-8 under the Exchange Act, wish to present proposals for inclusion in Summit’s proxy statement in connection with next year’s annual meeting must submit their proposals so that they are received by the Company’s corporate secretary at our principal executive offices no later than the close of business on June 7, 2010. As the rules of the SEC make clear, simply submitting a proposal does not guarantee that it will be included.

For any proposal that is not submitted for inclusion in next year’s proxy statement (as described in the preceding paragraph) but is instead sought to be presented directly at the next year’s annual meeting, (including director nominations or other proposals) the proposal must be submitted to the Company’s corporate Secretary at Summit’s principal executive offices no earlier than April 8, 2010 and no later than the close of business on June 7, 2010. Even if a shareholder makes a timely notification, the proxies may still exercise discretionary voting authority under circumstances consistent with the SEC’s proxy rules.

In submitting proposals, shareholders must comply with Summit’s advance notice provisions contained in its bylaws (including without limitation, the timing and information requirements contained in the bylaws), as well as and the rules promulgated by the SEC relating to shareholder proposals. The Company will provide a copy of the advance notice provisions from its bylaws without charge upon written request. Shareholder proposals and requests for copies of the advance notice provisions should be addressed to Secretary, Summit Financial Services Group, Inc., 980 North Federal Highway, Suite 310, Boca Raton, Florida 33432.

If a shareholder proposal is introduced in the 2010 Annual Meeting of Shareholders without any discussion of the proposal in our proxy statement, and the shareholder does not notify us on or before August 21, 2010, as required by Rule 14a–4(c)(1) of the Exchange Act of the intent to raise such proposal at the Annual Meeting of Shareholders, then proxies received by us for the 2010 Annual Meeting of Shareholders will be voted by the persons named as such proxies in their discretion with respect to such proposal. Notice of such proposal is to be sent to the above address.

ANNUAL REPORT

WE WILL PROVIDE TO THE RECIPIENTS OF THIS DOCUMENT, UPON WRITTEN REQUEST AND WITHOUT CHARGE, ADDITIONAL COPIES OF OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2008. Written requests for the Annual Report should be addressed to: Investor Relations Department, Summit Financial Services Group, Inc., 980 North Federal Highway, Suite 310, Boca Raton, Florida 33432.

OTHER MATTERS

The Board of Directors is not aware of any other matters to be presented at the Annual Meeting. If any other matter properly comes before the Annual Meeting, or postponement or adjournment thereof, requiring a vote of the shareholders, it is the intention of the persons named in the accompanying proxy to vote the shares represented thereby on such matters in accordance with the recommendations of management, unless such authority has been withheld.

Kindly date, sign and return the enclosed proxy card.

By Order of the Board of Directors

/s/ Marshall T. Leeds
Marshall T. Leeds, Chairman,
Chief Executive Officer and President

Date: October 5, 2009

SUMMIT FINANCIAL SERVICES GROUP, INC.

Annual Meeting of Shareholders, November 5, 2009

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned shareholder of Summit Financial Services Group, Inc. (the “Company”) hereby appoints Marshall T. Leeds and Steven C. Jacobs, or either of them, as Proxies, each with the power to appoint a substitute, and hereby authorizes them to vote all such shares of the Company as to which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company and at all adjournments or postponements thereof, to be held at the offices of Akerman Senterfitt, 350 East Las Olas Boulevard, 16th Floor, Ft. Lauderdale, Florida 33301, on November 5, 2009 at 11:00 a.m. Eastern Time, in accordance with the following instructions:

THE SHARES REPRESENTED HEREBY WILL BE VOTED AS SPECIFIED. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR: (I) THE ELECTION OF DIRECTORS, (II) RATIFICATION OF THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, AND (III) AUTHORIZATION TO ACT UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING, AND ANY AND ALL ADJOURNMENTS OR POSTPONEMENTS THEREOF.

(DETACH BELOW AND RETURN USING THE ENVELOPE PROVIDED)

SUMMIT FINANCIAL SERVICES GROUP, INC.

ANNUAL MEETING OF SHAREHOLDERS

November 5, 2009

1.	ELECTION OF DIRECTORS:

1. Sanford B. Cohen	2. Paul DeStefanis	3. William L. Harvey	4. Steven C. Jacobs	5. Marshall T. Leeds

☐	FOR all nominees listed above	(except as specified below)
☐	WITHHOLD AUTHORITY to vote for all nominees listed above

To withhold authority to vote for any indicated nominee(s), write the number(s) in the box provided to the right:    ☐    ☐    ☐    ☐    ☐

2.	RATIFICATION OF THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM:

To approve the proposal to ratify Moore Stephens Lovelace, P.A. as the Company’s independent registered public accounting firm.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	OTHER BUSINESS:

To act upon such other business as may properly come before the Annual Meeting and any and all adjournments or postponements thereof.

☐ FOR	☐ AGAINST	☐ ABSTAIN

Check appropriate box and indicate changes below:

☐ Address Change?      ☐ Name Change?

SIGNATURE(S)
(Please sign exactly as your name appears on the Proxy. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or partner, please give full title as such. If a corporation, please sign in full corporate name by president or by other authorized officer. If a partnership, please sign in partnership name by authorized person.)

Date:

Number of Shares: